Exhibit 3.1

CERTIFICATE OF AMENDMENT OF BYLAWS

OF

RAPTOR PHARMACEUTICAL CORP.
A Delaware Corporation

The undersigned, being the duly elected and acting Secretary of Raptor Pharmaceutical Corp., a Delaware corporation (the “Corporation”), does hereby certify as follows:

1.           On May 11, 2012, the Board of Directors of the Corporation duly approved by written consent, amendments to the Bylaws of the Corporation, as amended, as follows:

(a) the title of the Bylaws on the cover page and page 1 are hereby amended to read as follows:

“BYLAWS

OF

RAPTOR PHARMACEUTICAL CORP.”

 (b) Article III Section 8 of the Bylaws is hereby amended to read as follows:

 “Section 8.                                Quorum. At all meetings of stockholders, except where otherwise provided by statute or by the Certificate of Incorporation, or by these Bylaws, the presence, in person, by remote communication, if applicable, or by proxy duly authorized, of the holders of one-third of the outstanding shares of stock entitled to vote shall constitute a quorum for the transaction of business. In the absence of a quorum, any meeting of stockholders may be adjourned, from time to time, either by the chairman of the meeting or by vote of the holders of a majority of the shares represented thereat, but no other business shall be transacted at such meeting. The stockholders present at a duly called or convened meeting, at which a quorum is present, may continue to transact business until adjournment, notwithstanding the withdrawal of enough stockholders to leave less than a quorum. Except as otherwise provided by statute or by applicable stock exchange or Nasdaq rules, or by the Certificate of Incorporation or these Bylaws, in all matters other than the election of directors, the affirmative vote of the majority of shares present in person, by remote communication, if applicable, or represented by proxy at the meeting and entitled to vote generally on the subject matter shall be the act of the stockholders. Except as otherwise provided by statute, the Certificate of Incorporation or these Bylaws, directors shall be elected by a plurality of the votes of the shares present in person, by remote communication, if applicable, or represented by proxy at the meeting and entitled to vote generally on the election of directors. Where a separate vote by a class or series or classes or series is required, except where otherwise provided by statute or by the Certificate of Incorporation or these Bylaws, one-third of the outstanding shares of such class or series or classes or series, present in person, by remote communication, if applicable, or represented by proxy, shall constitute a quorum entitled to take action with respect to that vote on that matter. Except where otherwise provided by statute or by the Certificate of Incorporation or these Bylaws, the affirmative vote of the majority (plurality, in the case of the election of directors) of shares of such class or series or classes or series present in person, by remote communication, if applicable, or represented by proxy at the meeting shall be the act of such class or series or classes or series.”

2.           Such amendments have not been rescinded or repealed and are now in full force and effect.

(signature page follows)

In Witness Whereof, the undersigned has executed this Certificate as of May 11, 2012.

/s/ Kim R. Tsuchimoto
Kim R. Tsuchimoto
Chief Financial Officer, Treasurer and Secretary